                                                                   EXHIBIT 10.19


               AMENDMENT NUMBER TWO TO LOAN AND SECURITY AGREEMENT

        This Amendment Number Two to Loan and Security Agreement ("Amendment") is entered into as, of February __, 1999, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and G.I. JOE'S, INC., an Oregon corporation ("Borrower"), in light of the following:

        FACT ONE: Borrower and Foothill have previously entered into that certain Loan and Security Agreement, dated as of March 10, 1998 (as amended, the "Agreement").

        FACT TWO: Borrower and Foothill desire to further amend the Agreement as provided for and on the conditions herein.

        NOW, THEREFORE, Borrower and Foothill hereby amend and supplement the Agreement as follows:

        1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

        2. AMENDMENTS.

           (a) Section 1.1 of the Agreement is amended by adding or amending the following definitions:

           "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next whole multiple of 1/ 16 of 1 % per annum) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

           "Average Unused Portion of Maximum Revolving Amount" means, as of any date of determination, (a) the Maximum Revolving Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

           "Eurodollar Rate" means, with respect to the Interest Period for a Eurodollar-Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the next whole multiple of 1/16 of 1% per annum) at which United States dollar deposits are offered to Norwest Bank Minnesota, National Association (or its Affiliates) by major banks in the London interbank market (or other Eurodollar Rate market selected by Foothill) on or about 11:00 a.m. (California time) two Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement and for a period equal to the Interest Period.

           "Eurodollar Rate Loan" means any Advance (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

           "Interest Period" means, for any Eurodollar Rate Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date that is one or three months thereafter, as selected by Borrower and notified to Foothill as provided in
Section 2.12(a) and (b).

           "IPO" means an initial public offering shares of Borrower's common stock with net proceeds to Borrower of not less than $20,000,000.

           "Maximum Amount" means $25,000,000.

           "Reference Rate Loan" means any Advance (or portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Reference Rate.

           "Requirement of Law" means, as to any Person: (a) (i) all statutes and regulations and (ii) court orders and injunctions, arbitrators' decisions, and/or similar rulings, in each instance by any Governmental Authority or arbitrator applicable to or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject; and (b) that Person's organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

           "Reserve Percentage" for any Interest Period means, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Foothill (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") having a term equal to such Interest Period by Foothill or its Affiliates.

           (b) Section 2.6(a) of the Agreement is amended to read as follows:

           (a) Interest Rate. Except as provided in Section 2.6(c), below, all Obligations shall bear interest on the Daily Balance as follows:

                (i) each Eurodollar Rate Loan shall bear interest at a per annum rate of 3.0 percentage points above the Adjusted Eurodollar Rate;

                (ii) all other Obligations shall bear interest at a per annum rate of 0.25 percentage points above the Reference Rate; and

                (iii) in the event that Borrower's net income for the fiscal year ending January 31, 2000 equals or exceeds $1,000,000, then the interest rates set for in (i) and (ii) above shall each be reduced by 25 basis points. Such reduction shall effective on the first day of the month in, which Foothill receives Borrower's audited financial statement for the fiscal year ending January 31, 1999.

            (c) The first sentence of Section 2.6(e) of the Agreement is amended as follows:

Interest in respect of Reference Rate Loans and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest in respect of each Eurodollar Rate Loan shall be due and payable, in arrears, on (i) the last day of the applicable Interest Period, and (ii) the first day of each month occurring during the term thereof.

            (d) Section 2.11 is amended to add subsection (b) and to amend subsection (d) to read as follows:

            (b) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.25 % per annurn times the Average Unused Portion of the Maximum Amount; provided, however, upon closing of the IPO such fee shall be reduced to 0.125 % per annum times the Average Unused Portion of the Maximum Amount.

            (d) Servicing Fee, On the first day of each month during the term of the Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in the amount of $3,000 per month, which fee shall be reduced to $2,500 upon closing of the IPO.

            (e) Article 2 of the Agreement is amended by adding the following
Section 2.12 through Section 2.15:

            2.12 EURODOLLAR RATE LOANS. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

            (a) Borrowing; Conversion; Continuation. Borrower may from time to time (and subject to the satisfaction of the requirements of Section 3.2), request in a written communication with Foothill: (i) Advances to constitute Eurodollar Rate Loans; (ii) that Reference Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing

Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed funding date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period (in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed funding date therefor, each of the following conditions is satisfied:

            (u) no Event of Default exists;

            (v) no more than three Interest Periods may be in effect at any one time;

            (w) the amount of each Eurodollar Rate Loan borrowed, converted, or continued must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof;

            (x) the aggregate amount of Eurodollar Rate Loans outstanding shall not exceed, at any time, 80% of Borrower outstanding Obligations;

            (y) Foothill shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to it and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

            (z) Foothill shall have received such request Business Days prior to the proposed funding date therefor.

        Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Foothill shall determine under Sections 2.12(a), 2.13 or 2.14 that such Eurodollar Rate Loans cannot be made or continued.

        (b) Determination of Interest Period. By giving notice as set forth in
Section 2.12(a), Borrower shall select an Interest Period for such Eurodollar Rate Loan. The determination of the Interest Period shall be subject to the following provisions:

            (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

            (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar mouth, then such Interest Period shall expire on the immediately preceding Business Day;

            (iii) if any Interest Period begins on the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (iv) Borrower may not select an Interest Period which expires later than the Maturity Date.

        (c) Automatic Conversion; Optional Conversion by Foothill. Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Foothill has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of Section 2.12(a). Any Eurodollar Rate Loan shall, at Foothill's option, upon notice to Borrower, immediately convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing or (ii) this Agreement shall terminate, and Borrower shall pay to Foothill any amounts required by
Section 2.15 as a result thereof

        2.13 ILLEGALITY. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to February 1, 1999 shall make it unlawful for Foothill to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of Foothill hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) Foothill's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow Foothill or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to Foothill such amounts, if any, as may be required pursuant to Section 2.14. If circumstances subsequently change so that Foothill shall determine that it is no longer so affected, Foothill will promptly notify, and upon receipt of such notice, the obligations of Foothill to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

        2.14  REQUIREMENTS OF LAW.

              (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by Foothill with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date

                      (i) shall subject Foothill to any tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to Eurodollar Rate Loans, or change the basis of taxation of payments to Foothill in respect thereof (except for the establishment of a tax based on the net income of Foothill or changes in the rate of tax on the net income of Foothill);

                      (ii) shall in respect of Eurodollar Rate Loans impose, modify or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of Foothill; or

                      (iii) shall impose on Foothill any other condition with respect to Eurodollar Rate Loans;

and the result of any of the foregoing is to increase the cost to Foothill, by an amount which Foothill deems to be material, of making, converting into, continuing, or maintaining Eurodollar Rate Loans or to increase the cost to Foothill in respect of Eurodollar Rate Loans, by an amount which Foothill deems to be material, or to reduce any amount receivable hereunder in respect of Eurodollar Rate Loans, or to forego any other sum payable thereunder or make any payment on account thereof in respect of Eurodollar Rate Loans, then, in any such case, Borrower shall promptly pay Foothill, upon its demand, any additional amounts necessary to compensate Foothill for such increased cost or reduced amount receivable; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow Foothill or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost. If Foothill becomes entitled to claim any additional amounts pursuant to this Section 2.14, Foothill shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this
Section 2.14 submitted in reasonable detail by Foothill to Borrower shall be conclusive in the absence of manifest error. Within five Business Days after Foothill notifies Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.14, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with Section 2.12 and, additionally, reimburse Foothill for any cost in accordance with Section 2.15. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

             (b) If Foothill shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by Foothill or any Person controlling Foothill with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to February 1, 1999 does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on Foothill's or such Person's capital as a consequence of its obligations hereunder to a level below that which Foothill or such Person could have achieved but for such change or compliance (taking into consideration Foothill's or such Person's policies with respect to capital adequacy) by an amount deemed by Foothill to be material, then from time to time, after submission by Foothill to Borrower of a prompt written request therefor, Borrower shall pay to Foothill such additional amount or amounts as will compensate Foothill or such Person for such reduction. This covenant shall survive the termination of this Agreement and the Payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

        2.15 INDEMNITY. Borrower agrees to indemnify Foothill and to hold Foothill harmless from any loss or expense which Foothill may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a Borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement, upon an Event of Default, or otherwise), including, in each case, any such loss or expense (but excluding loss of margin or anticipated profits) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided, however, that Foothill, if requesting indemnification, shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Calculation of all amounts payable to Foothill under this Section 2.15 shall be made as though Foothill had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Foothill may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.15. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

             (f) Section 3.4 of the Agreement is amended to read as follows:

             3.4 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on March 10, 2002 (the "Renewal Date") and automatically shall be renewed for successive one year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

             (g) Section 3.6 of the Agreement is amended to read as follows:

             3.6 Early Termination by Borrower. The provisions of Section 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 102% of the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to the following percentages of the Maximum. Amount in effect on the date hereof, as applicable:
(a) 3.00% of the Maximum Amount during the period ending March 10, 2000, (b) 2.00% of the Maximum Amount during the period beginning March 11, 2000 and ending on March 10, 2001, and (c) 1.00% of the Maximum Amount at any time after March 10, 2001.

             (h)  Section 7.20(a) is amended to read as follows:

             7.20 Financial Covenants. Fail to maintain:

                  (a) Tangible Net Worth. Tangible Net Worth of at least the following amounts as of the end of the following fiscal quarters:

                      Fiscal Quarter Ending              Minimum Tangible Net Worth
                      ---------------------              --------------------------
                      October 31, 1998                   $4,000,000
                      January 31, 1999                   $4,350,000
                      April 30, 1999                     $4,550,000
                      July 31, 1999                      $7,100,000
                      October 31, 1999                   $7,600,000
                      January 31, 2000                   $8,700,000
                      April 30, 2000                     $7,150,000
                      July 31, 2000                      $8,350,000
                      October 31, 2000                   $8,750,000

                      January 31, 2001                   $9,750,000

        Borrower and Foothill agree to negotiate in financial covenants for Borrower's fiscal year ending January 31, 2002.

        3. REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Foothill that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

        4. NO DEFAULT. Borrower hereby affirms to Foothill that no Event of Default has occurred and is continuing as of the date hereof.

        5. CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon the following:

           (a)    Receipt by Foothill of an executed copy of this Amendment;

        6. COSTS AND EXPENSES. Borrower shall pay to Foothill all of Foothill's out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

        7. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

        8. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                                      FOOTHILL CAPITAL CORPORATION,
                                      a California corporation

                                      By:
                                         ---------------------------------
                                      Title:
                                            ------------------------------

                                      G.I. JOE'S, INC.
                                      an Oregon corporation

                                      By:
                                         ---------------------------------
                                      Title:
                                            ------------------------------